Exhibit 21.1

PRINCIPAL SUBSIDIARIES OF

AT&T INC., AS OF JUNE 30, 2014

Legal Name	State of Incorporation/Formation	Conducts Business Under
Illinois Bell Telephone Company	Illinois	AT&T Illinois; AT&T Wholesale

Indiana Bell Telephone Company, Incorporated	Indiana	AT&T Indiana; AT&T Wholesale

Michigan Bell Telephone Company	Michigan	AT&T Michigan; AT&T Wholesale

Nevada Bell Telephone Company	Nevada	AT&T Nevada; AT&T Wholesale

Pacific Bell Telephone Company	California	AT&T California; AT&T Wholesale; AT&T DataComm

AT&T International, Inc.	Delaware	AT&T International

SBC Internet Services, LLC	California	AT&T Internet Services

SBC Long Distance, LLC	Delaware	AT&T Long Distance

AT&T Teleholdings, Inc.	Delaware	AT&T Midwest; AT&T West; AT&T East

Southwestern Bell Telephone Company	Delaware	AT&T Arkansas; AT&T Kansas; AT&T Missouri; AT&T Oklahoma; AT&T Texas; AT&T Southwest; AT&T DataComm; AT&T Wholesale

The Ohio Bell Telephone Company	Ohio	AT&T Ohio; AT&T Wholesale

The Southern New England Telephone Company	Connecticut	AT&T Connecticut

Wisconsin Bell, Inc.	Wisconsin	AT&T Wisconsin; AT&T Wholesale

AT&T Corp.	New York	AT&T Corp.; ACC Business; AT&T Wholesale; Lucky Dog Phone Co.; AT&T Business Solutions; AT&T Advanced Solutions; AT&T Diversified Group

Legal Name	State of Incorporation/Formation	Conducts Business Under
AT&T Communications of New York, Inc.	New York	same

Teleport Communications America, LLC	Delaware	same

BellSouth Corporation	Georgia	AT&T South

BellSouth Telecommunications, LLC	Georgia	AT&T Alabama AT&T Florida AT&T Georgia AT&T Kentucky AT&T Louisiana AT&T Mississippi AT&T North Carolina AT&T South Carolina AT&T Tennessee AT&T Southeast

AT&T Mobility LLC	Delaware	AT&T Mobility

AT&T Mobility II LLC	Delaware	AT&T Mobility

New Cingular Wireless Services, Inc.	Delaware	AT&T Mobility

Cricket Wireless LLC	Delaware	Cricket Wireless